Exhibit 99.1

TWISTLOCK LTD.

AMENDED AND RESTATED 2015 SHARE OPTION PLAN

1.    PURPOSE. The purpose of the Twistlock Ltd. Amended and Restated 2015 Share Option Plan (the “Plan”) is to advance the interests of Twistlock Ltd. (the “Company”) and its shareholders by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to Employees, officers, Directors, advisors and consultants and promoting a close identity of interests between those individuals and the Company and/or an Affiliate (as defined below). The provisions specified hereunder are intended to apply to persons who are subject to taxation by the State of Israel with respect to their Awards (as defined below) as well as to persons not subject to such taxation.

2.    DEFINITIONS

2.1    DEFINED TERMS. Initially capitalized terms, as used in this Plan, shall have the meaning ascribed thereto as set forth below:

“102 Participant”	means an Israeli tax resident who is an Employee or a Director of the Company or an Israeli Affiliate (and who is not deemed to have Control thereof pursuant to Section 102), on behalf of whom an Award is granted under Section 102.

“Administrator”	means the Board of Directors of the Company, or a committee to which the Board of Directors shall have delegated power to act on its behalf with respect to the Plan. The Administrator, if it is a committee, shall consist of such number of members (but not less than two (2)) as may be determined by the Board.

“Affiliate(s)”	means a present or future company that either (i) Controls the Company, (ii) is Controlled by the Company; or (iii) is Controlled by the same person or entity that Controls the Company.

“Applicable Law”	means all laws applicable to the grant of Awards pursuant to this Plan, including but not limited to the requirements under tax laws, social security laws, security laws, companies laws, any stock exchange or quotation system on which the Shares are listed or quoted, the applicable law in the country or jurisdiction of any such system, and the applicable law of any other country or jurisdiction where Awards are granted under the Plan.

“Award”	means any Options or RSUs granted under this Plan.

“Board”	means the board of directors of the Company.

“Cause”	means, when used in connection with the termination of a Participant’s employment with, or services to the Company or an Affiliate, and forming the basis of such termination: (a) the definition ascribed to Cause in the individual employment agreement or services agreement between the Company and/or its Affiliate and the Participant; (b) if no such definition exists, then any of the following, including but not limited to: dishonesty toward the Company or Affiliate, insubordination, substantial malfeasance or nonfeasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or Affiliate; or, any substantial breach by the Participant of: (i) his or her employment or service agreement; or (ii) any other obligations toward the Company or Affiliate.

“Commencement Date”	means the date of commencement of the vesting schedule with respect to a Grant of Awards which, unless otherwise determined by the Administrator, shall be the date on which such Awards shall be granted.

“Company”	means Twistlock Ltd., a company incorporated under the laws of the State of Israel.

“Control” or “Controlled”	shall have the meaning ascribed thereto in Section 32(9) of the Tax Ordinance.

“Director”	means a member of the Board.

“Disability”	means total and permanent physical or mental impairment or sickness of a Participant, making it impossible for the Participant to continue such Participant’s employment with or service to the Company or Affiliate.

“Employee”	as defined under Section 102.

“Exercise Notice”	shall have the meaning set forth in Section 7.4 below.

“Exercise Price”	means, the price determined by the Administrator in accordance with Section 7.1 below which is to be paid to the Company in order to exercise a Granted Option and convert such Option into an Underlying Share.

“Fair Market Value”	means, as of any date, the value of a Share determined as follows: (i) if the Company’s shares are listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, Nasdaq Global Select Market, Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, the Fair Market Value shall be the closing sales price of such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; without derogating from the above and solely for the purpose of determining the tax liability pursuant to Section 102 (and in particular Section 102(b)(3)), if on the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant under the Section 102 Capital Gains Track, the Fair Market Value of a Share on its date of grant shall be determined in accordance with the average value of the Company’s shares during the thirty (30) trading days immediately preceding the date of grant (if the Company’s shares are listed on the date of grant) or during the thirty (30) trading days immediately following the date of registration for trading (if the Company’s shares will be listed within ninety (90) days following the date of grant), as the case may be; or (ii) if the Company’s shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Company’s shares on the last market trading day prior to the day of determination; or (iii) in the absence of an established market for the Company’s shares, the Fair Market Value shall be determined in good faith by the Administrator (including in accordance with an independent third party valuation of the Company which may be obtained by the Administrator).

“Grant Letter”	means a written agreement between the Company to a Participant evidencing the terms and conditions of an individual Award. The Grant Letter shall specify (i) the Tax Provision under which the Award is granted; (ii) the Tax Track that the Company has elected according to Section 11 of the Plan (if applicable); (iii) the Exercise Price (if applicable); (iv) the number of Options or RSUs granted to the Participant; (v) the Date of Grant; and (vi) the vesting schedule.

“Grant of Award” or “Granted Award”	means the grant of an Award by the Company to a Participant pursuant to a Grant Letter.

“Grant of Options” or “Granted Options”	means the grant of Options by the Company to a Participant pursuant to a Grant Letter.

“Holding Period”	means with respect to Options granted under Section 102, the minimum period in which the Options granted to a Participant or, upon exercise thereof, the Underlying Shares, are to be held by the Trustee on behalf of the Participant, in accordance with Section 102, and pursuant to the Tax Track which the Company elected.

“IPO”	means the initial public offering of shares of the Company and the listing of such shares for trading on any recognized stock exchange or over-the-counter or computerized securities trading system.

“ITA”	means the Israeli Tax Authority.

“Merger Transaction” or “Merger”	means, any Liquidation Event, Deemed Liquidation Event, and/or any other similar or parallel definition as defined in and determined pursuant to the Articles of Association of the Company, as amended from time to time, excluding any Re-organization or Spin-off Transaction, and including, for the avoidance of doubt (i) a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries; or (ii) a sale of all or substantially all of the shares of the share capital of the Company whether by a single transaction or a series of related transactions which occur either over a period of 12 months or within the scope of the same acquisition agreement; or (iii) a merger, consolidation or like transaction of the Company with or into another corporation including a reverse triangular merger but excluding a merger which falls within the definition of Re-organization.

“Non-Qualified Participant”	means an Israeli taxpayer who is not qualified to receive an Award under the provisions of Section 102, on behalf of whom an Award is granted under Section 3(i).

“Option”	means an option to purchase one Share of the Company.

“Participant”	means any individual granted an Award subject to the Plan, including without limitation a 102 Participant, a Non-Qualified Participant, or a non-Israeli taxpayer.

“Plan” or “Option Plan”	means this 2015 Share Option Plan, as may be amended from time to time.

“Re-organization”	means, any re-domestication of the Company, share flip, creation of a holding company for the Company which will hold substantially all of the shares of the Company or any other transaction involving the Company in which the ordinary shares of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the share capital of the surviving, acquiring or resulting corporation and in which there is no material change to the interests held by the Shareholders prior to such transaction and thereafter.

“Retirement”	means the termination of a Participant’s employment as a result of his or her reaching the earlier of (i) the age of retirement as defined by the Applicable Law; or (ii) the age of retirement specified in the Participant’s employment agreement.

“RSU”	means restricted share units settled in ordinary shares of the Company or the parent thereof.

“Section 102”	means Section 102 of the Tax Ordinance.

“Section 102 Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003.

“Section 3(i)”	means section 3(i) of the Tax Ordinance and the applicable rules thereto or under applicable regulations.

“Share(s)”	means, ordinary share(s) of the Company, having a par value of NIS 0.01.

“Shareholders”	means, the shareholders of the Company.

“Spin-off Transaction”	means, any transaction in which assets of the Company are transferred or sold to a company or corporate entity in which the Shareholders hold equal stakes, pro-rata to their ownership of the Company.

“Tax Provision”	means, with respect to the Grant of Awards, the provisions of one of the three Tax Tracks in Section 102, the provisions of Section 3(i) or the tax provisions of a non-Israeli jurisdiction.

“Tax Ordinance”	means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

“Tax Track”	means one of the three tax tracks described under Section 102, specifically: (1) the “Capital Gains Track Through a Trustee”; (2) “Earned Income Track”; or (3) the “Income Tax Track Without a Trustee”; each as defined in Section 11 below.

“Term of the Options”	means, with respect to granted but unexercised Options, the time period set forth in Section 9 below.

“Trust Agreement”	means the agreement(s) between the Company and the Trustee regarding the Options granted under this Plan to Section 102 Participants and the underlying Shares to be held in trust, as in effect from time to time.

“Trustee”	means a trustee appointed by the Company to hold in trust, the Awards and the Underlying Shares issued upon exercise or settlement of such Awards, on behalf of Section 102 Participants.

“Underlying Shares”	means Shares issued or to be issued upon exercise or settlement of the Awards granted in accordance with the Plan.

2.2    GENERAL. Without derogating from the meanings ascribed to the capitalized terms above, all singular references in this Plan shall include the plural and vice versa, and reference to one gender shall include the other, unless otherwise required by the context.

3.    SHARES AVAILABLE FOR OPTIONS. The total number of Underlying Shares reserved for issuance under the Plan and any modification thereof, shall be determined from time to time by the Board. Such number of Shares shall be subject to adjustment as required for the implementation of the provisions of the Plan, in accordance with Section 4 below. In the event that Awards are expired or forfeited or otherwise terminated in accordance with the provisions of the Plan, such expired or terminated Awards shall become available for future grants under the Plan.

4.    ADJUSTMENTS

4.1    CHANGES IN CAPITALIZATION. Subject to any required action by the Shareholders, the number of Underlying Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, and the per share exercise price of each such Award, shall be proportionately and equitably adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, combination, reclassification, the payment of a stock dividend on the Shares or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Company without changing the aggregate exercise price, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. The Administrator may, if it so determines in the exercise of its sole discretion, also make provision for proportionately adjusting the number or class of securities covered by any Award, as well as the price to be paid therefor, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of its outstanding Shares, and in the event of the Company being consolidated with or merged into any other corporation.

4.2    MERGER TRANSACTION. In the event of a Merger Transaction, any and all outstanding and unexercised unvested Awards will be cancelled for no consideration, unless determined otherwise by the

Administrator. The Administrator at its sole and absolute discretion may decide: (i) if and how the unvested Awards, as the case may be, shall be canceled, exchanged, assumed, replaced, repurchased or accelerated; (ii) if and how vested Awards (including Awards with respect to which the vesting period has been accelerated) shall be exercised, exchanged, assumed, replaced and/or sold by the Trustee or the Company (as the case may be) on behalf of the Participants, including determining that all unexercised vested Awards shall be cancelled for no consideration upon a Merger Transaction; (iii) how Underlying Shares issued upon exercise of the Options granted under of the trust tracks and held by the Trustee on behalf of 102 Participants shall be replaced and/or sold by the Trustee on behalf of these Participant; and (iv) how any treatment of Awards and Underlying Shares may be made subject to any payment or escrow arrangement, or any other arrangement determined within the scope of the Merger Transaction in relation to Awards and Underlying Shares of the Company.

In the case of assumption and/or substitution of Awards, appropriate adjustments shall be made so as to reflect such action and all other terms and conditions of the Grant Letter shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board, which its determination shall be at its sole discretion and final. The grant of any substitutes for the Awards to Participants further to a Merger Transaction, as provided in this section, shall be considered to be in full compliance with the terms of this Plan. The value of the exchanged Awards pursuant to this section shall be determined in good faith solely by the Board, based on the Fair Market Value, and its decision shall be final and binding on all the Participants.

For the purposes of this section, the mechanism for determining the assumption or exchange as aforementioned shall be agreed upon between the Board and the successor company.

Without derogating from the above, in the event of a Merger Transaction the Board shall be entitled, at its sole discretion, to require the Participants to exercise all vested Awards within a set time period and sell all of their Shares on the same terms and conditions as applicable to the other shareholders selling their Company’s Shares as part of the Merger Transaction. Each Participant acknowledges and agrees that the Board shall be entitled, subject to any applicable law, to authorize any one of its members to sign any agreement and any share transfer deeds in customary form with respect to the Shares held by such Participant and that such agreement and share transfer deed, as applicable, shall bind the Participant.

Despite the aforementioned and for the avoidance of any doubt, if and when the method of treatment of Awards within the scope of an Merger Transaction, as provided above, will in the sole opinion of the Board prevent the consummation of the Merger Transaction, or materially risk the consummation of the Merger Transaction, the Board may determine different treatment for different Awards held by Participants such that not all Awards will be treated equally within the scope of the Merger Transaction.

4.3    FRACTION OF SHARES. In any event that the Company will be required to issue to a Participant fraction of Shares pursuant to this Section 4, the Company will not issue fraction of Shares and the number of Shares shall be rounded down to the closest number of Shares.

4.4    CALCULATION. For the purposes of this section, the Company’s calculation will be final, and the Participant shall have no claims or demands against the Company or anyone on its behalf.

4.5    RE-ORGANIZATION. In the event of a Re-Organization the Shares underlying the Awards subject to the Plan shall be exchanged or converted into Shares of the Company or successor company in accordance with the exchange effectuated in relation to the Shares of the Company, and the Exercise Price and quantity of shares shall be adjusted in accordance with the terms of the Re-organization. The adjustments required thereby shall be determined in good faith solely by the Board.

4.6    SPIN-OFF TRANSACTION. In the event of a Spin-Off Transaction, the Board may determine that the holders of Awards shall be entitled to receive equity in the new company formed as a result of the Spin-Off Transaction, in accordance with equity granted to the ordinary Shareholders within the Spin-Off Transaction, taking into account the terms of the Awards, including the vesting schedule and Exercise Price. The determination regarding the Participant’s entitlement within the scope of a Spin-Off Transaction shall be in the sole and absolute discretion of the Board.

5.    ADMINISTRATION OF THE PLAN

5.1    POWER. Subject to the Applicable Law, the Articles of Association of the Company, and any resolution to the contrary by the Board, the Administrator is authorized, at its sole and absolute discretion, to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan (subject to the approval of the Board, if such approval is required by the Applicable Law) including, without limitation:

(A)    to determine: (i) the Participants in the Plan, the number of Awards for each Participant’s benefit and the Exercise Price; (ii) the time or times at which Awards shall be granted; (iii) whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered; (iv) any terms and conditions in addition to those specified in the Plan under which an Award may be granted; (v) any measures, and to take any actions, as deemed necessary or advisable for the administration and implementation of the Plan; (vi) the Exercise Price for any Granted Option; (vii) the terms and conditions under which a Participant may elect to receive Ordinary Shares upon the exercise of the Option or in exchange for the Underlying Shares; (viii) subject to Applicable Law, to make an Election (as defined below); (ix) to appoint a Trustee; and (x) the approval of jurisdiction-specific or other addenda to this Plan with respect to Awards to non-Israeli taxpayer Participants; and

(B)    to interpret the provisions of the Plan and to take all actions resulting therefrom including without limitation: (i) subject to Section 7, to accelerate the date on which Granted Awards under the Plan becomes exercisable or vested; (ii) to waive or amend Plan provisions relating to exercise of Options, including exercise of Options after termination of employment, for any reason; and (iii) to amend any of the terms of the Plan, or any prior determinations of the Administrator.

5.2    LIMITATIONS. Notwithstanding the provisions of Section 5.1 above, no interpretations, determinations or actions of the Administrator shall contradict the provisions of Applicable Law, and no waiver or amendment with respect to the Plan shall have a material adverse affect on any Participant’s rights in connection with any Granted Award under the Plan without receiving the consent of such Participant.

6.    GRANT OF AWARDS

6.1    CONDITIONS FOR GRANTING AWARDS. Awards may be granted at any time after the fulfillment of all of the following conditions: (i) the Plan has been approved by the necessary corporate bodies of the Company; (ii) specifically in the context of Options granted to 102 Participants, 30 days after a request for approval of the Plan has been filed for approval with the ITA or any longer period, pursuant to the requirements of the Tax Ordinance; (iii) the Award has been approved by the necessary corporate bodies of the Company; and (iv) all other approvals, consents or requirements necessary by Applicable Law have been received or met.

6.2    DATE OF GRANT. The date on which Awards shall be deemed granted under the Plan shall be the date on which the Company’s Board approved the grant or the date specified as the date of grant in the Grant Letter, if specified (the “Date of Grant”).

6.3    ELIGIBILITY FOR AWARDS. The Administrator may grant Awards to any Employee, officer, Director, or consultant of the Company and its Affiliates.

6.4    GRANT LETTER. Any grant of Awards to a Participant shall be made in a form of a Grant Letter and shall include a copy of the Plan. The receipt by a Participant of such Grant Letter shall be deemed as consent by such Participant that the Award is subject to all the terms and conditions of the Grant Letter and the Plan.

6.5    MATERIAL BREACH. In an event of a material breach by a Participant of the terms of this Plan or the Grant Letter provided to the Participant, or the applicable engagement agreement with such Participant, and without derogating from any of the remedies available to the Company under any Applicable Law, the Company may, at its sole discretion, after sending a written notice to such Participant, forfeit the right of the Participant to some or all the Awards granted to such Participant.

7.    EXERCISE OF OPTIONS AND SALE OF SHARES

7.1    EXERCISE PRICE; PURCHASE PRICE. The Exercise Price per Underlying Share deliverable upon the exercise of an Option shall be determined by the Administrator. The Exercise Price shall be set forth in the respective Grant Letter.

7.2    VESTING SCHEDULE. All Options granted on a certain date shall, subject to continued employment with or service to the Company or Affiliate by the Participant, become vested and exercisable in accordance with the vesting schedule as shall be determined by the Administrator for each Participant and detailed in the respective Grant Letter.

7.3    MINIMUM EXERCISE. Unless otherwise determined by the Administrator, no exercise of Options by any Participant shall be for a quantity of less than 10% of the Granted Option. An Option may not be exercised for fractional shares. The exercise of a portion of the Granted Options shall not cause the expiration, termination or cancellation of the remaining unexercised Options.

7.4    MANNER OF EXERCISE. An Option may be exercised by and upon the fulfillment of the following prerequisite terms and conditions:

(A)    Exercise Notice- The signing by the Participant, and delivery to both the Company (at its principal office) and the Trustee (if the Options are held by a Trustee), of an exercise notice form as prescribed by the Administrator, including but not limited to: (i) the identity of the Participant; (ii) the number of Options to be exercised; and (iii) the Exercise Price to be paid (the “Exercise Notice”).

(B)    Exercise Price- The payment by the Participant to the Company, in such manner as shall be determined by the Administrator, of the Exercise Price with respect to all the Options exercised, as set forth in the Exercise Notice.

(C)    Issuance of Underlying Shares- Upon the delivery of a duly signed Exercise Notice and the payment to the Company of the Exercise Price with respect to all the Options specified therein, the Company shall issue the Underlying Shares to the Trustee (according to the applicable Holding Period) or to the Participant, as the case may be.

(D)    Expenses- All costs and expenses including broker fees and bank commissions, derived from the exercise of Options or Underlying Shares, shall be borne solely by the Participant.

7.5    EXERCISE RESTRICTIONS. Notwithstanding anything to the contrary herein, in the event the Participant initiates any legal proceedings to be maintained or instituted against the Company or its Representatives or participates in any manner in any legal proceedings against the Company or its respective Representatives at any time, the Participant’s right to exercise any unexercised Options granted to such Participant, whether vested or not on such date, shall cease as of such date and the Options shall thereupon expire. For purposes of this Section only, the term “Representatives” shall mean the respective past, present and future officers, Directors, Employees, consultants, holders of equity securities, Affiliates, successors and assigns of the Company.

8.    WAIVER OF OPTION RIGHTS. At any time prior to the expiration of any unexercised Granted Option, a Participant may waive his rights to such Option by a written notice to the Company’s principal office. Such notice shall specify the number of Granted Options, which the Participant waives, and shall be signed by the Participant. Upon receipt by the Company of a notice of waiver of such rights, such Options shall expire and shall become available for future Grants under the Plan.

9.    TERM OF THE OPTIONS. Unless earlier terminated pursuant to the provisions of this Plan, all unexercised Granted Options shall expire and cease to be exercisable at 5:00 p.m. Israel time on the 10th anniversary of the Commencement Date of such Options.

10.    TERMINATION OF EMPLOYMENT

10.1    TERMINATION OF EMPLOYMENT. If a Participant ceases to be an Employee, Director, officer or consultant of the Company or Affiliate for any reason (“Termination of Employment”) other than by reason of death, Retirement, Disability or Cause, then (A) any vested but unexercised Options on the date of Termination of Employment (as shall be determined by the Company or Affiliate, at its sole discretion), granted on the Participant’s behalf (“Exercisable Options”) may be exercised, if not previously expired, on or prior to the earlier of: (i) 90 days after the date of Termination of Employment; or (ii) the Term of the Options. All other Granted Options for the benefit of Participant shall expire upon the date of Termination of Employment.

10.2    TERMINATION FOR CAUSE. In the event of Termination of Employment of a Participant for Cause, then: (A) the Participant’s right to exercise any unexercised Options, granted to such Participant, whether vested or not on the date of Termination of Employment, shall cease as of such date of Termination of Employment, and the Options shall thereupon expire, and (B) any unvested Shares shall terminate and expire on the day the Participant has been notified of his/her dismissal or on such earlier date as the Administrator may determine. If subsequent to the Participant’s Termination of Employment, but prior to the exercise of Options granted to such Participant, the Administrator determines that either prior or subsequent to the Participant’s Termination of Employment, the Participant engaged in conduct which would constitute Cause, then the Participant’s right to exercise the Options granted to such Participant shall immediately cease upon such determination and the Options shall thereupon expire. The determination by the Administrator as to the occurrence of Cause shall be final and conclusive for all purposes of this Plan.

10.3    TERMINATION BY REASON OF DEATH, RETIREMENT, OR DISABILITY

(A) Death- If Termination of Employment is by reason of death of the Participant, than his/her estate, personal representative or beneficiaries may exercise the Participant’s Options, to the extent they were vested within the 60 days period following the Participant’s death, at any time but not later than the first to occur of: (i) one (1) year following Participant’s death; or (ii) the end of the Term of the Options. All other Options granted for the benefit of a Participant and which have not vested within such 60 days period shall expire upon the date of death.

(B) Disability and Retirement- If Termination of Employment is by reason of Retirement or Disability of the Participant, the Participant may exercise any portion of the Options which have vested within the 90 days period following the date of Retirement or Disability, at any time but not later than the first to occur of: (i) one (1) year after the date of Retirement or Disability, as the case may be; or (ii) the end of the Term of the Options. All other Options for the benefit of a Participant and which have not vested within such 90 days period shall expire upon the date of Retirement or Disability, as applicable.

10.4    EXCEPTIONS. In special circumstances, pertaining to the Termination of Employment of a certain Participant, the Administrator may at its sole discretion decide to extend any of the periods stated above in Sections 10.1-10.3.

10.5    TRANSFER OF EMPLOYMENT OR SERVICE. Subject to the receipt of appropriate approvals from the ITA, if applicable, a Participant’s right to Awards granted to him/her under this Plan, shall not be terminated, expire or forfeited solely as a result of the fact that the Participant’s employment or service as an Employee, officer or Director changes from the Company to an Affiliate or vice versa. Any and all tax consequence of such a transfer, if any, shall be solely borne by the Participant.

11.    AWARDS AND TAX PROVISIONS. All Awards shall be granted under the Plan in accordance with one of the following Tax Provisions:

(A)    The Company may grant Awards to 102 Participants in accordance with the provisions of Section 102 and the Section 102 Rules; and

(B)    The Company may Grant Awards to Non-Qualified Participants in accordance with the provisions of Section 3(i).

(C)    The Company may Grant Awards to non-Israeli taxpayers in accordance with the terms and conditions of a jurisdiction-specific addendum adopted by the Board for such purpose, or otherwise, as the Board deems appropriate.

11.1    TAX PROVISION SELECTION. The Company shall elect under which Tax Provision each Award is granted at its sole discretion and in accordance with any Applicable Law (the “Election”). The Company shall notify each Participant in the Grant Letter, under which Tax Provision the Awards and/or Shares are granted and, if applicable, under which Section 102 Tax Track, each Award is granted.

11.2    SECTION 102 TRUSTEE TAX TRACKS. If the Company elects to grant Awards to 102 Participants through: (i) the Capital Gains Track Through a Trustee; or (ii) the Earned Income Track Through a Trustee, then, in accordance with the requirements of Section 102; the Company shall appoint a Trustee who will hold in trust on behalf of each 102 Participant the Granted Awards and the Underlying Shares issued upon exercise or settlement of such Awards.

The Holding Period for the Awards and/or Shares will be as follows: (i) The Capital Gains Tax Track Through a Trustee- if the Company elects to grant the Awards according to the provisions of this track, then the Holding Period will be 24 months from the Date of Grant, or such period as may be determined in any amendment of Section 102, and (ii) Earned Income Track Through a Trustee- if the Company elects to grant Awards according to the provisions of this track, then the Holding Period will be 12 months from the Date of Grant, or such period as may be determined in any amendment of Section 102.

Subject to Section 102 and the Section 102 Rules, Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of the Awards or Underlying Shares before the end of the applicable Holding Period. If a Participant sells or removes the Awards or the Underlying Shares form the Trustee before the end of the applicable Holding Period (“Breach”), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the Section 102 Rules.

In the event of a distribution of rights, including an issuance of bonus shares, in connection with Awards and/or Underlying Shares (the “Additional Rights”), all such Additional Rights shall be granted and/or issued to the Trustee for the benefit of Participants, and shall be held by the Trustee at least for the remainder of the Holding Period applicable to the Awards and/or Underlying Shares, as applicable. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track.

11.3    INCOME TAX TRACK WITHOUT A TRUSTEE. If the Company elects to grant Awards to 102 Participants according to the provisions of the Income Tax Track Without a Trustee, then the Awards will not be subject to a Holding Period.

11.4    CONCURRENT CONDITIONS. The Holding Period, if any, is in addition to the vesting period with respect to an Award, as specified in Section 7.2 of the Plan or in the Grant Letter, as applicable. The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for granted Award.

11.5    TRUST AGREEMENT. The terms and conditions applicable to the trust relating to the Tax Track elected by the Company, as appropriate, shall be set forth in the Trust Agreement.

12.    TERM OF SHARES HELD IN TRUST. No Underlying Shares issued upon exercise of Options, shall be held by the Trustee on behalf of the Participant for a period longer than ten (10) years after the end of the Term of the Options. The Administrator shall instruct the Trustee as to the transfer of these Underlying Shares.

13.    RSUS. The Company may grant RSUs to non-Israeli employees of the Company. The provisions relating to the grant of the RSUs shall be as set forth in the applicable addendum to the Plan.

14.    RIGHTS AS A SHAREHOLDER. Unless otherwise specified in the Plan, a Participant shall not have any rights as a shareholder with respect to Underlying Shares issued under this Plan, until such time as the Shares shall be registered in the name of the Participant in the Company’s register of shareholders.

14.1    VOTING RIGHTS. Until consummation by the Company of an IPO, Underlying Shares issued to a Participant or to the Trustee for the benefit of a Participant, shall be voted by an irrevocable proxy assigned to the Company’s Chief Executive Officer or any other representative who shall be appointed by the Board as a representative (the “Representative”) and the following provisions shall apply to the Representative: (i) the Board may, at its discretion, replace the Representative from time to time; (ii) Shares subject to proxy shall be voted by the Representative on any issue or resolution brought before the Shareholders in the same proportion as the vote of the other outstanding Shares of the Company (i.e. if 80% of the other outstanding Shares of the Company will be voted in favor of certain resolution, and 20% will be voted against, the Shares subject to proxy will be voted in the same manner); (iii) each Participant, upon execution of the irrevocable proxy specified above, undertakes to hold the Representative harmless from any and all claims related or connected to said proxy; and (iv) the Representative shall be indemnified and held harmless by the Company against any cost or expense (including attorneys’ fees) reasonably incurred by the Representative, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Shares subject to proxy, unless arising out of the Representative’s own fraud or gross negligence, to the extent permitted by Applicable Law. In the event the Representative shall have indemnification by virtue of other functions or services he/she performs for the Company or Affiliate (whether by agreement, insurance policy or decision of the appropriate corporate body(ies) of the Company and/or Affiliate), this indemnification shall be in addition to any such other indemnification.

14.2    DIVIDEND. The Participants shall be entitled to receive any cash dividend paid to the Shareholders with respect to Underlying Shares issued to them under this Plan. Payments of such dividend to the Participants shall be subject to any required tax being withheld or otherwise deducted by the Trustee or the Company, as agreed between the Company and the Trustee, in accordance with Applicable Law.

15.    NO SPECIAL EMPLOYMENT RIGHTS. Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or Affiliate or to interfere in any way with the right of the Company or Affiliate, to terminate such employment or service or to increase or decrease the compensation of the Participant. The Awards are extraordinary, one-time benefits granted to the Participants and are not and shall not be deemed a salary component for any purpose whatsoever, including, in connection with calculating severance compensation under any Applicable Law.

16.    RESTRICTIONS ON SALE OF AWARDS AND SHARES

16.1    AWARDS. Awards may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.

16.2    SHARES. Unless otherwise determined by the Administrator, prior to the consummation by the Company of an IPO, Underlying Shares may not be sold assigned, transferred, pledged, hypothecated or otherwise disposed of, except as stated below in this Section 16. Any disposition of Underlying Shares carried out by Participants before an IPO, without the Administrator’s prior written approval, shall be null and void. Unless otherwise determined by the Administrator, any Underlying Shares issued upon exercise or settlement of Awards granted under any of the tax tracks detailed in Section 11 above, will be held by the Trustee until the earlier to occur of a Merger, as detailed in Section 4.2 above, or an IPO.

16.3    ACCELERATION PROVISION. The Administrator, at its sole discretion, may decide to add a provision in certain Grant Letters, according to which in case of a Merger or IPO, all or some of the unvested Awards or/and Shares, shall automatically accelerate, and become fully vested and exercisable upon such event.

16.4    LOCK UP. Notwithstanding the Holding Period, if the Company engages in a financing transaction, or conducts a public offering, at the request of the investors in such transaction or underwriters, as the case may be, the Administrator may determine that the Underlying Shares issued pursuant to the exercise of Awards may be subject to a lock-up period of up to 180 days, or such longer period of time as may be recommended by the Company’s Board, during which time Participants shall not be allowed to sell the Shares. As a condition for the grant of Awards and issuance of Underlying Shares thereunder, each Participant shall execute such other documents and/or agreement as shall be determined by the Administrator at its sole discretion.

16.5    ACKNOWLEDGEMENT TO RESTRICTIONS. As a condition for the grant of Awards and issuance of Underlying Shares thereunder, each Participant shall acknowledge the terms and provisions of the corporate documents of the Company, including organizational documents, as amended from time to time, and all other agreements among the Shareholders which are applicable to the holders of the Company’s Shares and shall agree to be bound by their terms with respect to any restriction applicable to the Shares of the Company (including without limitation, any right of first refusal, co-sale and bring along provisions, as applicable).

17.    TAX MATTERS. Grants of Awards made to 102 Participants under this Plan shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of Section 102 and any written approval or ruling from the ITA. All tax consequences under any Applicable Law (other than stamp duty) that may arise from the Grant of the Awards, from the exercise or settlement of Awards or from the holding or sale of the Underlying Shares (or other securities issued under the Plan) by or on behalf of the Participant or from any other event or act hereunder (whether any act of the Participant or of the Company or its Affiliates or of the Trustee), shall be borne solely by the Participant. The Participant shall indemnify the Company and/or Affiliate and/or the Trustee, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.

Except as otherwise required by Applicable Law, the Company shall not be obligated to honor the exercise or settlement of any Award by or on behalf of a Participant or the sale, exchange or other transfer of any Underlying Shares issued upon exercise or settlement of Awards until all tax consequences (if any) arising from the exercise or settlement of such Awards or sale, exchange or other transfer of Shares are resolved to the full satisfaction of the Company. Without derogating from the above, the Company and/or, when applicable, the Trustee shall not be required to release any share certificate to a Participant until all required payments, if any, have been fully made.

If the Company elects to grant Awards according to the provisions of the Income Tax Track Without a Trustee (Section 11.3 of this Plan), and if prior to the Exercise of any and/or all of these Awards, such Participant ceases to be an Employee, Director, or officer of the Company or Affiliate, the Participant shall deposit with the Company a guarantee or other security as required by law, in order to ensure the payment of applicable taxes upon the exercise or settlement of such Awards, as the case may be.

It is clarified that if any Awards granted under either of the tax tracks under Section 102 do not comply with the requirement of such tax route, the Award shall be considered subject to the non-trustee route under Section 102, or Section 3(i) or Section 2 of the Ordinance, as applicable.

18.    WITHHOLDING TAXES. Whenever an amount with respect to withholding tax relating to Awards granted to a Participant and/or Underlying Shares issued upon the exercise thereof is due from the Participant and/or the

Company and/or an Affiliate, the Company and/or an Affiliate and/or the Trustee shall have the right to demand from a Participant such amount that would be sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever Shares or any other non-cash assets are to be delivered pursuant to the exercise of an Award and the sale of Underlying Shares, or transferred thereafter, the Company and/or an Affiliate and/or the Trustee shall have the right to require the Participant to remit to the Company and/or to the Affiliate, or to the Trustee an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto, and if such amount is not timely remitted, the Company and/or the Affiliate and/or the Trustee shall have the right to withhold or set-off (subject to Applicable Law) such Shares or any other non-cash assets pending payment by the Participant of such amounts.

In any case where a tax is required to be withheld in connection with the delivery of Shares of the Company or of an Affiliate under the Plan, the Administrator may at its sole discretion (subject to Applicable Law) grant (either at the time of the grant or thereafter) to a Participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that: (i) the Company reduce the number of Shares to be delivered by (or otherwise reacquire from the Participant) the appropriate number of Shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment; or (ii) have the Company withhold from proceeds of the sale of such Shares (either through a voluntary sale or through a mandatory sale arranged by the Company on the Participant’s behalf) the minimum amount required to be withheld.

Until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules or any other Applicable Law, Awards and/or Underlying Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Options and the Underlying Shares may be validly transferred in accordance with Section 20 below, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Participant in the event he/she would have survived.

19.    NO TRANSFER OF AWARDS. The Trustee shall not transfer any Award to any third party, including a 102 Participant, except in accordance with instructions received from the Administrator.

20.    TRANSFER OF RIGHTS UPON DEATH. No transfer of any Award or Underlying Share issued upon the exercise or settlement thereof by will or by the laws of descent shall be effective to bind the Company unless the Company shall have been furnished with the following signed and notarized documents: (i) a written request for such transfer and a copy of the legal documents creating and confirming the right of the person acting with respect to the Participant’s estate and of the transferee; (ii) written consent by the transferee to pay any payment due according to the provisions of the Plan and otherwise comply by all the terms of the Plan; and (iii) any such other evidence as the Administrator may deem necessary to establish the right to the transfer of the Granted Awards or Underlying Shares issued upon the exercise thereof and the validity of the transfer.

21.    NO RIGHT OF OTHERS TO AWARDS. Subject to the provisions of the Plan, no person other than the Participant shall have any right with respect to Awards granted to the Participants under the Plan.

22.    EXPENSES AND RECEIPTS. The expenses incurred in connection with the administration and implementation of the Plan (including any applicable stamp duty) shall be borne by the Company. Any proceeds received by the Company in connection with the exercise of any Option may be used for general corporate purposes.

23.    REQUIRED APPROVALS. The Plan is subject to the receipt of all approvals required under the Applicable Law including under the Tax Ordinance.

24.    TREATMENT OF PARTICIPANTS. There is no obligation for uniformity of treatment of Participants.

25.    NO CONFLICTS. In the event of any conflict between the terms of the Plan and the Grant Letter, the Plan shall prevail, unless the Grant Letter stated specifically that the conflicting provision in the Grant Letter shall prevail.

26.    PARTICIPANT UNDERTAKINGS. By entering into this Plan, the Participant shall: (i) agree and acknowledge that he or she has received and read the Plan, the Grant Letter and the Trust Agreement; (ii) undertake all the provisions set forth in Section 3(i) or Section 102 as applicable (including provisions regarding the applicable Tax Track that the Company has elected), the Plan, the Grant Letter and the Trust Agreement (if

applicable); and (iii) to the extent the Options are granted under Section 102, the 102 Participant shall undertake that subject to the provisions of Section 102 and the Section 102 Rules, he/she shall not sell or release the Options or Underlying Shares from trust before the end of the Holding Period (if any).

27.    GOVERNING LAW AND JURISDICTION. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to its principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Plan.

28.    NON-EXCLUSIVITY OF THE PLAN. The adoption of this Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or imposing any limitations on the power of the Board to adopt other incentive arrangements as it may deem desirable, including, without limitation, the granting of Shares or Options other than under this Plan.

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TWISTLOCK LTD.

AMENDED AND RESTATED ADDENDUM A – U.S.

TO THE 2015 SHARE OPTION PLAN

(a)    This Amended and Restated Addendum (the “US Addendum”) is part of the “2015 Share Option Plan” (the “Plan”) adopted by Twistlock Ltd. (the “Company”), and is effective as of September 19, 2015 (the “Effective Date”). This US Addendum was amended on July 4, 2019.

(b)    The US Addendum governs grants of Awards (as defined below) under the Plan by the Company to Participants who are United States citizens or who are resident aliens of the United States of America for United States federal income tax purposes.

(c)    The purpose of this US Addendum is to establish certain rules and limitations applicable to Awards that may be granted to Participants from time to time, in compliance with Applicable Law (including securities laws). Except as otherwise provided by this US Addendum, all Awards granted pursuant to this US Addendum shall be governed by the terms of the Plan.

(d)    The provisions of this US Addendum shall supersede and govern in the case of any inconsistency between the provisions of this US Addendum and the provisions of the Plan, provided, however, that this US Addendum shall not be construed to grant any rights inconsistent with the terms of the Plan, unless specifically provided herein.

(e)    Titles and headings of the sections in this US Addendum are for convenience of reference only, and in the event of any conflict, the text of this US Addendum, rather than such titles or headings, shall prevail.

1.    Definitions. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to Awards made pursuant to this US Addendum:

“Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in such unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided that each corporation in the unbroken chain (other than the last corporation), owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine: (i) the time or times at which the ownership requirements set forth above are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

“Applicable Law” means the laws, statutes or regulation of any govermental authority of the State of Israel and the United States, as are in effect from time to time.

“Award” means any Options or RSUs granted under the Plan.

“Award Agreement” means a written agreement between the Company and the Participant evidencing the terms and conditions of an Award. Each Award Agreement shall be subject to the terms and conditions of the Plan and the US Addendum. The provisions of the various Award Agreements entered into under this Plan need not be identical.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, that if the corporation for which a Participant is rendering service ceases to qualify as an Affiliate, as shall be determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date upon which such corporation ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, each in its, his, or her sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by such party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of calculating the vesting in an Award granted only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

“Director” means a member of the Board.

“Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

“Employee” means any person employed by the Company or an Affiliate. However, the provision of services solely as a Director, or payment of a fee for such service, shall not cause the Director to be considered an “Employee” for purposes of the Plan and the US Addendum.

“Exercise Price” means the price per share at which a Participant holding an award of Options may purchase Shares issuable with respect to such award of Options, which price shall be no less than the Fair Market Value of a Share on the Grant Date.

“Fair Market Value” means, as of any date, the value of the Shares determined as follows: (i) if the Company’s shares are listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, Nasdaq Global Select Market, Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, the Fair Market Value shall be the closing sales price of such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or (ii) if the Company’s shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Company’s shares on the last market trading day prior to the day of determination; or (iii) in the absence of an established market for the Company’s shares, the Fair Market Value shall be determined in good faith by the Board or the Committee (including in accordance with an independent third party valuation of the Company which may be obtained by the Board or the Committee). Without derogating from the above, the Fair Market Value shall be in compliance with Section 409A of the Code, or in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

“Grant Date” means the date an Award becomes effective pursuant to the Company’s corporate governance provisions, the language of the Plan and the US Addendum and other Applicable Laws that specify the actions required in order to affect the grant of an Award under the Plan and the US Addendum.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option to purchase Shares granted pursuant to the Plan.

“Optionee” means a Participant holding an Option.

“Participants” means Employees, Directors and other individuals and entities who are United States citizens or who are resident aliens of the United States for United States federal income tax purposes, and who render services to the management, operation or development of the Company or an Affiliate and who have contributed or may be expected to contribute materially to the success of the Company or an Affiliate, to whom one or more Awards shall be granted under the Plan and the US Addendum by the Board or the Committee.

“RSU” means an award of restricted share units settled in ordinary shares of the Company or parent thereof and granted pursuant to this US Addendum.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares constituting more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any Affiliate.

“Underlying Shares” means Shares issued or to be issued upon exercise of Options or settlement of RSUs in accordance with the Plan and the US Addendum.

2.    Grant of Options

(a)     Every Option granted to a Participant shall be evidenced by an Award Agreement in such form as the Board or the Committee shall approve from time to time, specifying the date in which the Options have been granted, number of Shares that may be purchased pursuant to the award of Options, the time or times at which the Option shall become exercisable in whole or in part, the restrictions on exercise (if any), the Exercise Price of such Options, the term of the Options and such other terms and conditions as the Board or the Committee shall approve.

(b)    The awards of Options granted pursuant to the Plan and the US Addendum shall be treated as either Nonqualified Stock Options or Incentive Stock Options. Incentive Stock Options may be granted only to Employees. To the extent that any Option is not designated as an Incetive Stock Option under the provisions of the Plan, this US Addendum and the Code, it shall be treated as a Nonqualified Stock Option.

(c)    Options may be granted at any time after the Plan and the US Addendum have been approved by the necessary corpororate bodies of the Company, and all others approvals, consents or requirements necessary by the Applicable Law have been received or met.

3.    Restricted Share Units.

(a)    An RSU is an Award covering a number of Shares that is settled, if vested, by issuance of those Shares. An RSU may be awarded to any eligible Participant. The RSUs shall be subject to all applicable terms of the Plan and this US Addendum, and may be subject to any other terms that are not inconsistent with the Plan and this US Addendum. RSUs may be granted in consideration of a reduction in the recipient’s other compensation.

(b)    Exercise Price. No payment of Exercise Price shall be required as consideration for RSUs, unless included in the Award Agreement or as required by Applicable Law.

(c)    Shareholders’ Rights. The Participant shall not possess or own any ownership rights in the Shares underlying the RSUs and no rights as a shareholder shall exist prior to the actual issuance of Shares in the name of the Participant.

(d)    Settlements of RSUS. Settlement of vested RSUs shall be made in the form of Shares or cash. Until the grant of RSUs is settled, the number of Shares underlying such RSUs shall be subject to adjustment pursuant hereto.

(e)    Section 409A Restrictions. Notwithstanding anything to the contrary set forth herein, any RSUs granted under the Plan and this US Addendum that are not exempt from the requirements of Section 409A of the Code shall contain such restrictions or other provisions so that such RSUs will comply with the requirements of Section 409A of the Code, if applicable to the Company. Such restrictions, if any, shall be determined by the Committee and contained in the Award Agreement evidencing such RSU. For example, such restrictions may include a requirement that any Shares that are to be issued in a year following the year in which the RSU vests must be issued in accordance with a fixed, pre-determined schedule.

4.    Maximum Number of Incentive Stock Options. Subject to the provisions of Section 3 of the Plan relating to the number of Shares reserved under the Plan, and Section 4 of the Plan relating to capitalization adjustments, the maximum number of Shares that may be awarded in the form of Incentive Stock Options under the Plan and the US Addendum is 1,062,215. To the extent that an outstanding Incentive Stock Option expires or terminates or is cancelled or forfeited, the Shares subject to such Incentive Stock Option shall again be available for re-issuance under the Plan.

5.    Limit on Grant of Incentive Stock Options. To the extent that the aggregate Fair Market Value (as determined as of the Grant Date) of Shares with respect to which Incentive Stock Options are exercisable for the first time during any calender year (under the Plan and the US Addendum and all other similar types of plans of the Company and/or any Affiliate in which the Optionee participates) exceeds US$ 100,000, such portion in excess of US$ 100,000 shall be treated as a Nonqualified Stock Option. In the event that the Optionee holds two or more such Options that become exercisable for the first time in the same calender year, such limitation shall be applied on the basis of the order in which such Options are granted.

6.    Option Exercise Price. On the Grant Date, the Exercise Price for each Underlying Share subject to a Nonqualified Stock Option or an Incentive Stock Option shall not be less than 100% of the Fair Market Value per share of such Shares on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Exercise Price lower than as set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of

Sections 409A and 424 of the Code. Notwithstanding the above, in the event that the Incentive Stock Option is granted to a Ten Percent Shareholder, then the Exercise Price for each Share subject to the Incentive Stock Option shall be no less than 110% of the Fair Market Value of the Shares on the Grant Date.

7.    Term of the US Addendum. The Board or the Committee may suspend or terminate the US Addendum at any time. Unless terminated earlier, the US Addendum shall terminate on the day before the Tenth (10th) anniversary of the earlier of the date the Plan was amended to include the US Addendum, or the date this US Addendum was approved by the Company’s shareholders.

8.    Term of Incentive Stock Option. An Incentive Stock Option must be exercised by an Optionee, if at all, within ten (10) years from the Grant Date.

9.    Term of Incentive Stock Option to a Ten Percent Shareholder. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option is not exercisable after the expiration of five (5) years from the Grant Date.

10.    Exercise of Incentive Stock Option following Termination of Continuous Service. In the event that in accordance with Section 10 of the Plan, an Incentive Stock Option is exercised more than three (3) months after an Employee’s termination of Continuous Service, or is exercised more than one (1) year after termination of Continuous Service because of death or Disability, the Incentive Stock Option shall be treated as a Nonqualified Stock Option and may continue to be exercised during the remaining term (if any) of the Option.

11.    Transferability. Each Award granted under the US Addendum will not be transferable or assignable by the Participant, and may not be made subject to execution, attachment or similar procedures, other than by will or the laws of descent and distribution or as determined by the Board or the Committee pursuant to the terms of any Award Agreement in accordance with Applicable Law. The Plan, US Addendum, and Award Agreement shall inure to be binding upon your respective heirs, executors, administrators, successors and assigns.

12.    Voting Rights. Until the consummation of an IPO, Underlying Shares issued to a Participant shall be voted by an irrevocable proxy assigned to the person or persons designated by the Board in accordance with Section 13.1 of the Plan.

13.    Tax Consequences. Any tax consequences arising from the grant, exercise, or settlement of any Award, from the issuance of the Underlying Shares by the Company, from the sale of the Underlying Shares by the Participant or from any other event or act (of the Company, and/or its Affiliates, and the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates or any other person on their behalf shall be entitled to withhold taxes according to the requirements under the Code or any Applicable Law including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates or any other person on their behalf and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its Affiliates or any other person on their behalf may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by the Applicable Law to be withheld with respect to Awards granted under the Plan and the US Addendum and the exercise or vesting or sale thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, and/or (ii) requiring a Participant to pay to the Company or any of its Affiliates or any other person on their behalf the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Underlying Shares, and/or (iii) by causing the exercise of Options, settlement of RSUs, and/or the sale of Underlying Shares held by or on behalf of a Participant to cover such liability, up to the amount required to satisfy minimum statuary withholding requirements. In addition, the Participant will be required to pay any amount that exceeds the tax to be withheld and remitted to the tax authorities, pursuant to the Applicable Law.

14.    Award not Constituting an Employment or Service Contract. Nothing in the Plan, the US Addendum, the Award Agreement, or any Award granted under the Plan and the US Addendum will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other engagement with the Company or any Affiliates, or limit in any way the right of the Company or any Affiliate to terminate employment or other engagement with the Company or its Affiliates, as the case may be.

15.    Rights and Privileges as a Shareholder. Except as otherwise specifically provided in the Plan and the US Addendum, no Participant shall be entitled to the rights and privileges of share ownership in respect of the Underlying Shares that are subject to the grant of Awards hereunder until such shares have been issued to that Participant.

16.    Data Privacy Consent. In order to administer the Plan, the US Addendum, any Award Agreement, and any Award, the Company may process personal data regarding the Participant. Such data may include, but is not limited to, the information provided in the Award Agreement and any changes thereto, other appropriate personal and financial data regarding the Participant, including without limitation, the Participant’s home address and telephone number, date of birth, social security or other identification number, salary and other payroll information, nationality, job title, directorships and/or Shares held by such Participant in the Company and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan, the US Addendum, any Award Agreement, and any Award. By accepting the grant of any Award, the Participant thereby gives explicit consent to the Company (i) to process any such personal data, and (ii) to transfer any such personal data outside the country in which the Participant works, or is employed, to transferees who will include the Company and its Affiliates, and to other persons who are designated by the Company to administer the Participant’s participation in the Plan.

17.    Governing Law and Jurisdiction. The Plan, the US Addendum, and all Award Agreements shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles or conflicts of laws thereof.

18.    Compliance with Applicable Law. The obligation of the Company to deliver Underlying Shares upon exercise of any Option or settlement of any RSU shall be subject to Applicable Law and to such approvals by governmental agencies as may be required. The US Addendum and the Plan shall be administered and construed such that no Participant granted an Award shall incur any adverse tax consequences pursuant to Section 409A of the Code. The Board or the Committee shall have the authority to suspend the application of any provisions of the Plan that could, in its sole discretion, result in adverse tax consequences to any Participant under Section 409A of the Code.

19.    Securities Law. Without derogation from any provisions of the Plan and the US Addendum, all grants pursuant to this US Addendum shall be subject to, and in compliance with, the Securities Act of 1933, as amended from time to time, and any applicable securities law of the State of Israel and the rules and regulations promulgated thereunder.

20.    Effective Date. The US Addendum shall become effective on the date determined by the Board, but no Award shall be exercised or settled unless and until the US Addendum has been approved by the shareholders of the Company, which approval shall be obtained within twelve (12) months before or after the date the Plan was amended to include the US Addendum, as adopted by the Board.

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